Exhibit 99.(a)(2)

ARTICLES OF AMENDMENT
to
ARTICLES OF INCORPORATION
of
FIRST BOSTON INCOME FUND, INC.

THIS IS TO CERTIFY that FIRST BOSTON INCOME FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:           The Corporation’s Articles of Incorporation are hereby amended as follows:

The name of the Corporation is hereby changed from “First Boston Income Fund, Inc.” to “CS First Boston Income Fund, Inc.”

SECOND:      The foregoing amendment to the Articles of Incorporation of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation in the manner required by law and its Articles of Incorporation.

IN WITNESS WHEREOF, FIRST BOSTON INCOME FUND, INC., has caused these Articles of Amendment to Articles of Incorporation to be signed in its name and on its behalf by its Chairman, John J. Cook, Jr., and witnessed by its Assistant Secretary, James P. Pappas, and each of said officers of the Corporation has also acknowledged Articles of Amendment to be the corporate act of the Corporation and has stated under penalties of perjury that to the best of said officer’s knowledge, information and belief the matters and facts set forth with respect to approval are true in all material respects, all on May 24, 1994.

FIRST BOSTON INCOME FUND, INC.

By:	/s/ John J. Cook, Jr.
Name: John J. Cook, Jr.
Title: President & Chairman

Witness:

/s/ James P. Pappas
Name: James P. Pappas
Title: Assistant Secretary